UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         November 7, 2012

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On November 7, 2012, USA Truck, Inc.’s (the “Company”) Board of Directors (the “Board”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, $.01 par value.  The dividend is payable on November 21, 2012, to the stockholders of record at the close of business on such date.  The Board has adopted the Rights Agreement (the “Rights Agreement”) to ensure that all stockholders of the Company are treated fairly in the event of an unsolicited takeover attempt regarding the Company.  It is not intended to prevent a takeover of the Company on terms that are fair to and in the best interests of stockholders.  The Board believes it is appropriate to adopt the Rights Agreement in light of the significant recent decline in market price of the Company’s common stock and the fact that the Company is in the process of implementing its turnaround strategy.  The Company is not aware of any pending unsolicited takeover offer for the Company.

The Rights Agreement has several features that are tailored to its specific purpose:

•	Initial duration of approximately two years to afford the Company time to implement its turnaround strategy;
•	Stockholder ability to extinguish the Rights Agreement at the 2014 annual meeting;
•	A 15% acquiring person threshold still allows meaningful ownership positions; and
•	Redemption period of up to 10 days after a holder crosses the acquiring person threshold affords the opportunity to negotiate.

Under the Rights Agreement, one Right will attach to each share of the Company’s common stock that is outstanding as of the close of business on November 21, 2012 and to each share issued thereafter prior to the expiration of the Rights.  The Rights will become exercisable (subject to customary exceptions) only if a person or group acquires 15% or more of the Company’s common stock.  At a designated time after a person or group becomes an acquiring person, upon payment of the exercise price of $12.00 per Right, a holder (other than an acquiring person) will be entitled to purchase $24.00 worth of shares of the Company’s common stock (or under certain circumstances, the common stock of an entity that completes a business combination with the Company) at a 50% discount.  The Rights Agreement exempts each holder of 15% or more of the Company’s common stock on the date of the Rights Agreement’s adoption as long as they do not thereafter acquire an additional 1% or more shares of the Company’s common stock, as well as parties that receive prior approval of the Board and enter into qualifying standstill agreements with the Company.  The Rights Agreement will expire on November 21, 2014, provided, the Rights Agreement will continue after the Company’s 2014 annual meeting only upon stockholder approval at such meeting.  The Company may redeem the Rights for nominal consideration before the Rights become exercisable.

The following is a summary of the Rights Agreement.  The summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is attached as Exhibit 4.1 and is incorporated herein by reference.

The Rights.  On November 7, 2012, the Board authorized the issuance of a Right, such issuance to occur on November 21, 2012, with respect to each outstanding share of common stock. The Rights will initially trade with, and will be inseparable from, the Company’s common stock. The Rights are evidenced only by certificates that represent shares of common stock.  New Rights will accompany any new shares of common stock the Company issues after November 21, 2012 until the Separation Time described below.

Exercise Price.  Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Share”) for $12.00, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock.  Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability.  The Rights will not be exercisable until 10 business days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the outstanding common stock of the Company.  Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

The time when the Rights become exercisable is referred to as the “Separation Time.” Until that time, the certificates representing shares of common stock of the Company also will evidence the Rights, and any transfer of shares of common stock will constitute a transfer of the Rights. After the Separation Time, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that the Rights Agent will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•
Flip In. If a person or group becomes an Acquiring Person, all holders of Rights, except the Acquiring Person, may, for $12.00, purchase shares of common stock of the Company with a market value of $24.00, based on the market price of the common stock prior to such acquisition.

•
Flip Over. If the Company is later acquired in a merger or similar transaction after the Separation Time, all holders of Rights, except the Acquiring Person, may, for $12.00, purchase shares of the acquiring corporation with a market value of $24.00 based on the market price of the acquiring corporation’s stock prior to such merger.

•	Affiliate Shares. Shares held by affiliates and associates of an Acquiring Person will be deemed to be beneficially owned by the Acquiring Person.

Preferred Share Provisions. Each one one-hundredth (1/100th) of a Preferred Share, if issued:

•	will not be redeemable;

•	will entitle holders to an amount equal to the dividend paid on one share of common stock, when, as, and if declared;

•	will entitle holders upon liquidation to receive an amount equal to the payment made on one share of common stock;

•	will have the same voting power as one share of common stock; and

•
if shares of common stock of the Company are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of the Company’s common stock.

Expiration. The Rights will expire on the close of business on November 21, 2014, provided, the Rights will continue after the Company’s 2014 annual meeting of stockholders, scheduled for May 7, 2014, only upon stockholder approval at such meeting.  If the stockholders do not approve such continuation, the Rights will expire on the close of business on the first business day following such annual meeting.  The Rights may be earlier exchanged or redeemed by the Company.

Redemption. The Board may redeem the Rights for $0.001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company undergoes a stock split of or pays a stock dividend on its common stock.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the Company’s outstanding common stock, the Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable, and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common stock. No adjustment will be made to the exercise price unless such adjustment would result in an increase or decrease of at least 1% of the exercise price.

Amendments. The terms of the Rights Agreement may be amended by the Board and the Rights Agent without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the agreement in a way that materially adversely affects holders of the Rights.

Item 3.03                      Material Modification to Rights of Security Holders

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 7, 2012, Mr. Robert E. Creager was appointed to the Board.  Mr. Creager was recommended by the Company’s Nominating and Corporate Governance Committee and appointed as a Class III Director by the unanimous vote of the Board for a term expiring at the 2013 Annual Meeting of Stockholders.  Mr. Creager will serve on the Company’s Audit Committee.

In conjunction with Mr. Creager’s appointment to the Board, Mr. Creager will receive an annual retainer of $10,000 for his service on the Board and an annual retainer of $5,000 for his service on the Audit Committee.  Mr. Creager also will receive a fee of $500 per Audit Committee meeting attended in person and $250 per telephone Audit Committee meeting.  Additionally, Mr. Creager will receive stock compensation in the amount of $10,000.

Mr. Creager is a CPA and has 40 years of public accounting experience.  Mr. Creager also serves as chairman of the audit committee of GeoMet, Inc., an independent natural gas exploration, development, and production company, and is the current Treasurer of the Texas TriCities Chapter of the National Association of Corporate Directors.  He is a former Audit Practice Leader of the Houston office of PriceWaterhouseCoopers.  Mr. Creager holds a BS degree in Accounting from the University of Maryland.

Mr. Creager satisfies the independence standards set forth in the Company’s Corporate Governance Guidelines and has been determined by the independent directors of the Board to be an independent director.

There is no arrangement or understanding between Mr. Creager and any other person pursuant to which Mr. Creager was elected as a director of the Company.  There are no transactions in which Mr. Creager has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the adoption of the Rights Agreement, on November 13, 2012, the Company filed a Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware.  The Certificate of Designations sets forth the rights, powers, and preferences of the Preferred Shares.

The summary of rights, powers, and preferences of the Preferred Shares set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.  A copy of the Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01                      Other Events

On November 8, 2012, the Company issued a press release announcing the adoption of the Rights Agreement and the appointment of Mr. Creager.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of USA Truck, Inc.

4.1	Rights Agreement, dated as of November 12, 2012, by and between USA Truck, Inc. and Registrar and Transfer Company, as Rights Agent.

99.1	Press release issued by the Issuer on November 8, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	November 14, 2012	/s/ Clifton R. Beckham
Clifton R. Beckham
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of USA Truck, Inc.

4.1	Rights Agreement, dated as of November 12, 2012, by and between USA Truck, Inc. and Registrar and Transfer Company, as Rights Agent.

99.1	Press release issued by the Registrant on November 8, 2012.